CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference included in this Registration Statement on Form N-1A (333-173306 and 811-22545) under the Securities Act of 1933 Post-Effective Amendment No. 6 and the Investment Company Act of 1940 Amendment No. 11 and related Prospectus of our report dated November 27, 2012, relating to the financial statements of Centre American Select Equity Fund (formerly Drexel Hamilton Centre American Equity Fund) and Centre Global Select Equity Fund (formerly Drexel Hamilton Centre Global Equity Fund), each a series of Centre Funds (formerly Drexel Hamilton Mutual Funds), and to the reference to our Firm under the captions “Financial Highlights” in such Prospectus and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ Rothstein Kass

Rothstein Kass

Walnut Creek, California

November 5, 2013